Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS RECORD THIRD QUARTER

SALES AND RAISES FULL-YEAR 2011 OPERATING MARGIN OUTLOOK;

REPORTS 7 PERCENT INCREASE IN SPRING BACKLOG

Highlights:

•	Third quarter 2011 consolidated net sales increased 12 percent to a record $566.8 million, compared to third quarter 2010 net sales of $504.0 million.

•	Third quarter 2011 operating income increased 26 percent to $86.6 million, or 15.3 percent of net sales, compared to third quarter 2010 operating margin of 13.6 percent.

•	Third quarter 2011 net income increased 29 percent to $67.5 million, or $1.98 per diluted share, including a benefit of $0.04 per share from a lower income tax rate compared to third quarter 2010.

•	The company raised its full year 2011 operating margin outlook to approximately 8.0 percent and its outlook for full year net sales to increase 15 to 16 percent.

•	Global Spring wholesale backlog at September 30, 2011 totaled $420.7 million, an increase of approximately 7 percent, compared with September 30, 2010.

•	The board of directors declared a quarterly dividend of $0.22 per share.

PORTLAND, Ore. — October 25, 2011 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced record net sales of $566.8 million for the quarter ended September 30, 2011, a 12 percent increase compared with net sales of $504.0 million for the same period of 2010, including a benefit of 3 percentage points from changes in currency exchange rates.

Third quarter net income increased 29 percent to $67.5 million, or $1.98 per diluted share, including a benefit of $0.04 per share from a lower income tax rate, compared to net income of $52.2 million, or $1.53 per diluted share, for the same period of 2010.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our third quarter sales growth reflects the previously reported increase in our Fall season backlog, as well as strong performance in our global direct-to-consumer business. Improved operational execution resulted in a significant reduction in airfreight costs and produced meaningful operating margin leverage. Our increased profitability outlook for the full year reflects the strength of the third quarter and our expectations for continued growth through the remainder of the year.”

Review of Third Quarter Results

(All comparisons are between third quarter 2011 and third quarter 2010, unless otherwise noted.)

Third quarter 2011 net sales increased $62.8 million, or 12 percent, led by a 116 percent increase in sales of the Sorel brand to $72.0 million. Sales of the Columbia brand increased 4 percent to $447.8 million and Mountain Hardwear sales grew 17 percent to $44.7 million.

(See “Brand Net Sales” table below.)

On a geographic basis, the increase in third quarter 2011 net sales was led by a 51 percent increase in the EMEA region to $100.3 million, including a 13 percentage point benefit from changes in currency rates. Sales in the LAAP region increased 23 percent, to $72.8 million, including a 9 percentage point benefit from changes in currency exchange rates. U.S. sales increased 2 percent to $333.6 million and sales in Canada increased 13 percent to $60.1 million, including a 9 percentage point benefit from changes in currency exchange rates.

(See “Geographical Net Sales” table below.)

Third quarter 2011 footwear net sales increased 55 percent to $128.6 million. Sportswear net sales increased 7 percent to $179.8 million. Accessories and equipment net sales increased 23 percent to $35.9 million. Outerwear net sales were essentially unchanged at $222.5 million.

(See “Categorical Net Sales” table below.)

The company ended the quarter with $90.4 million in cash and short-term investments, compared with $236.3 million at September 30, 2010.

Inventories totaled $432.1 million at September 30, 2011, an increase of $73.9 million, or 21 percent, from September 30, 2010. Higher average unit costs accounted for almost 80 percent of the dollar increase, with unit growth representing the remainder.

Increased Full Year 2011 Financial Outlook

Based on the stronger-than-expected third quarter results, the company raised its outlook for full year 2011 operating margin to increase approximately 100 basis points compared with 2010 operating margin of 7.0 percent, driven by:

•	an expected net sales increase of 15 to 16 percent, which contemplates an 18 to 20 percent increase in the company’s fourth quarter sales,

•	growth in the company’s global direct-to-consumer sales, which are expected to represent approximately 25 percent of full year 2011 sales,

•	an approximate 100 basis point increase in gross margins compared to 2010 gross margins of 42.4 percent, and

•	increased licensing income, partially offset by

•	an estimated 25 to 35 basis point increase in selling, general and administrative (SG&A) expenses as a percentage of sales.

The company is currently planning for a full-year income tax rate of approximately 25 percent.

For the fourth quarter of 2011, the company expects an approximate 18 to 20 percent increase in net sales and operating margin expansion of approximately 130 to 150 basis points, consisting of an anticipated 85 basis point increase in gross margins, 15 to 35 basis points of SG&A expense leverage as a percentage of net sales, and increased licensing income, compared with fourth quarter 2010.

All projections related to anticipated future results are forward-looking in nature and are based on a variety of factors and assumptions, which may change, perhaps significantly.

Spring Wholesale Backlog

As of September 30, 2011, Spring wholesale backlog was $420.7 million, an increase of $26.5 million, or approximately 7 percent, compared with Spring wholesale backlog of $394.2 million at September 30, 2010, driven primarily by the Columbia brand. Changes in currency exchange rates provided a benefit of less than 1 percent to the year-over-year comparison.

Mr. Boyle commented, “Our Spring wholesale backlog represents less than one-fourth of annual sales. When combined with another strong product line-up for Fall 2012, our growing global direct-to-consumer business, and our commitment to manage our cost structure, we are well-positioned for another year of record sales and improved profitability in 2012.”

Consolidated wholesale backlog, which includes both global Fall and Spring orders at September 30, 2011, was $742.4 million, an 11 percent increase compared with consolidated wholesale backlog of $667.4 million at September 30, 2010. Changes in currency exchange rates did not have a material effect on the year-over-year comparison.

Wholesale backlog is not necessarily indicative of changes in total sales for subsequent periods due to the mix of advance and “at once” orders, exchange rate fluctuations and order cancellations, which may vary significantly from quarter to quarter, and because the company’s global direct-to-consumer operations are not included in wholesale backlog.

Share Repurchase Program

During the third quarter 2011, the company repurchased approximately 383,000 shares of common stock at an aggregate purchase price of $19.3 million. Approximately $59 million remains under the current repurchase authorization. The repurchase program does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors approved a fourth quarter dividend of $0.22 per share, payable on December 1, 2011 to shareholders of record on November 17, 2011.

CFO’s Third Quarter Financial Commentary Available Online

At approximately 8:15 a.m. EDT today, a commentary by Tom Cusick, senior vice president, chief financial officer and treasurer, reviewing the company’s third quarter 2011 financial results and 2011 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Tuesday, October 25, 2011 at 9:00 a.m. EDT to review its third quarter results and 2011 financial outlook. To participate, please dial (877) 407-9205 in the United States, (201) 689-8054 outside the U.S. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until February 1, 2012.

Fourth Quarter 2011 Reporting Schedule

Columbia Sportswear plans to report financial results for the fourth quarter and full year 2011 on Tuesday, January 31, 2012 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s fourth quarter and 2011 financial results will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment markets. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, tax rates, product innovations, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,
	2011	2010
Current Assets:
Cash and cash equivalents	$87,942	$173,937
Short-term investments	2,423	62,357
Accounts receivable, net	417,976	364,015
Inventories, net	432,104	358,210
Deferred income taxes	42,736	42,258
Prepaid expenses and other current assets	46,789	35,227

Total current assets	1,029,970	1,036,004
Property, plant and equipment, net	231,511	227,769
Intangibles and other non-current assets	82,895	68,792

Total assets	$1,344,376	$1,332,565

Current Liabilities:
Accounts payable	$141,546	$141,929
Accrued liabilities	108,020	101,451
Income taxes payable	9,001	13,397
Deferred income taxes	2,079	7,142

Total current liabilities	260,646	263,919
Long-term liabilities	40,026	39,232
Shareholders’ equity	1,043,704	1,029,414

Total liabilities and shareholders’ equity	$1,344,376	$1,332,565

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$566,791	$504,028	$1,167,907	$1,026,265
Cost of sales	317,206	289,747	656,373	587,758

Gross profit	249,585	214,281	511,534	438,507
	44.0%	42.5%	43.8%	42.7%
Selling, general, and administrative expense	167,375	148,072	436,034	377,069
Net licensing income	4,406	2,334	10,396	4,878

Income from operations	86,616	68,543	85,896	66,316
Interest income, net	462	147	1,246	1,073

Income before income tax	87,078	68,690	87,142	67,389
Income tax expense	(19,539)	(16,485)	(20,391)	(16,560)

Net Income	$67,539	$52,205	$66,751	$50,829

Earnings per share:
Basic	$2.00	$1.55	$1.97	$1.51
Diluted	1.98	1.53	1.95	1.49
Weighted average shares outstanding:
Basic	33,849	33,709	33,868	33,747
Diluted	34,177	34,046	34,303	34,075

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$66,751	$50,829
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	32,115	27,899
Loss on disposal or impairment of property, plant and equipment	229	665
Deferred income taxes	3,183	(2,714)
Stock-based compensation	5,855	5,004
Excess tax benefit from exercise of employee stock plans	(1,814)	(427)
Changes in operating assets and liabilities:
Accounts receivable	(121,949)	(135,337)
Inventories	(122,998)	(132,663)
Prepaid expenses and other current assets	(19,286)	(3,146)
Other assets	(1,521)	(997)
Accounts payable and accrued liabilities	27,182	72,266
Income taxes payable	(11,343)	4,993
Other liabilities	1,571	5,540

Net cash used in operating activities	(142,025)	(108,088)

CASH FLOWS FROM INVESTING ACTIVITIES
Net sales (purchases) of short-term investments	66,271	(39,578)
Capital expenditures	(40,171)	(20,997)
Proceeds from sale of property, plant, and equipment	168	30
Acquisitions, net of cash acquired	—	(16,315)

Net cash provided by (used in) investing activities	26,268	(76,860)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from issuance of common stock under employee stock plans	10,342	5,508
Tax payments related to restricted stock unit issuances	(2,942)	(786)
Excess tax benefit from employee stock plans	1,814	427
Repurchase of common stock	(16,429)	(13,838)
Cash dividends paid	(21,677)	(18,208)

Net cash used in investing activities	(28,892)	(26,897)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,666)	(882)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(146,315)	(212,727)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	234,257	386,664

CASH AND CASH EQUIVALENTS, END OF PERIOD	$87,942	$173,937

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures incurred but not yet paid	$1,195	$1,525
Repurchases of common stock not yet paid	2,896	—

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
Brand Net Sales:
Columbia	$447.8	$430.3	4%	$975.0	$897.4	9%
Mountain Hardwear	44.7	38.2	17%	99.1	82.1	21%
Sorel	72.0	33.4	116%	86.0	39.2	119%
Other	2.3	2.1	10%	7.8	7.5	4%

Total	$566.8	$504.0	12%	$1,167.9	$1,026.2	14%

Geographical Net Sales:
United States	$333.6	$325.6	2%	$655.1	$622.5	5%
Latin America & Asia Pacific	72.8	59.0	23%	216.7	166.9	30%
Europe, Middle East, & Africa	100.3	66.3	51%	198.3	151.8	31%
Canada	60.1	53.1	13%	97.8	85.0	15%

Total	$566.8	$504.0	12%	$1,167.9	$1,026.2	14%

Categorical Net Sales:
Outerwear	$222.5	$223.9	(1)%	$383.4	$354.9	8%
Sportswear	179.8	168.2	7%	470.2	436.5	8%
Footwear	128.6	82.8	55%	233.0	167.6	39%
Accessories & Equipment	35.9	29.1	23%	81.3	67.2	21%

Total	$566.8	$504.0	12%	$1,167.9	$1,026.2	14%